UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2020

SONOMA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33216	68-0423298
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1129 N. McDowell Blvd.

Petaluma, CA 94954

(Address of principal executive offices)

(Zip Code)

(707) 283-0550

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	SNOA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, we are relocating our manufacturing from Petaluma, California to Guadalajara, Mexico and transitioning our corporate functions to Woodstock, Georgia, and are closing our facility in Petaluma. We made the decision to close the Petaluma location because our Petaluma factory was in one of the most expensive areas in the United States to manufacture and our equipment and facility were aging and needed upgrades. By relocating our U.S. manufacturing to our existing state-of-the-art facility in Guadalajara, Zapopan, Mexico, we avoided costly upgrades and eliminated significant overhead expenses. We will be able to manufacture all of our products in Mexico and produce high quality products for a much lower price. Lowering our manufacturing and overhead costs will strengthen our company financially. Being able to manufacture our products at a lower cost will allow us to introduce new products that we couldn’t market in the past because our prices were too high for the markets we were seeking. It will also allow us to seek new distribution partners that are interested in high volume opportunities for certain of our products that were previously manufactured in California. Additionally, we relocated and consolidated our corporate functions to our existing offices in Woodstock, Georgia which will also reduce overhead expenses while allowing us to be more efficient by combining most of our corporate functions in one location.

As part of this process, on June 24, 2020, we closed on an asset purchase agreement for the sale of our MicroMed laboratory division and testing facility, including all of MicroMed’s assets, such as testing equipment, certain office furniture and customer list, with Infinity Labs SD Inc. for an aggregate purchase price of $850,000. On the closing date we received $610,000 in cash from this sale which was adjusted for working capital, $100,000 for future testing services we obtain from Infinity Labs over the next two years, and $60,000 is held in escrow for one year, subject to adjustment for certain indemnity claims or purchase price adjustments. We also retained our accounts receivables outstanding on the date of closing in the amount of approximately $81,000 and a small amount of liabilities. As part of the transaction, Infinity Labs also assumed the Petaluma lease for the office space and lab space. We retained the warehouse space to store inventory and assets until we complete our move.

This report contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements related to our future activities or future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in our Annual Report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this report, except as required by law.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
10.1†*	Asset Purchase Agreement between Sonoma Pharmaceuticals, Inc. and Infinity Labs SD Inc., dated June 24, 2020.

†	Certain portions of the Agreement have been omitted to preserve the confidentiality of such information. The Company will furnish copies of any such information to the SEC upon request.
*	The exhibits or schedules to the Agreement have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish copies of any such schedules to the SEC upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonoma Pharmaceuticals, Inc.
(Registrant)

Date: June 29, 2020	By:	/s/ Amy Trombly
	Name: Title:	Amy Trombly Chief Executive Officer

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